3: EXHIBIT 10

EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), effective as of the Effective Date, is by and between The Neiman Marcus Group, Inc., a Delaware corporation ("NMG"), Neiman Marcus, Inc., a Delaware Corporation ("NMI"), and Karen Katz (the "Executive").

  Definitions. As used in this Agreement, the following terms have the following meanings:

  (a) "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity. NMG and NMI are "Affiliates" of one another.

  (b) "Board" means the Board of Directors of NMG.

  (c) "Cause" means one or more of the following: (i) the Executive's willful and material failure to substantially perform her duties (other than as a result of physical or mental illness or injury), or other material breach of this Agreement; (ii) the Executive's (a) willful misconduct or (b) gross negligence, in each case which is materially injurious to NMG or its Affiliates; (iii) the Executive's willful breach of her fiduciary duty or duty of loyalty to NMG or its Affiliates; or (iv) the commission by the Executive of any felony or other serious crime involving moral turpitude. For purposes of the foregoing, no act or failure to act shall be treated as "willful" unless done, or omitted to be done, by the Executive not in good faith and without the reasonable belief that the Executive's action or omission was in the best interest of NMG.

  (d) "Competitor" means (i) any person or entity (other than NMG or an Affiliate of NMG) that owns or operates a luxury specialty retail store; (ii) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., or, if those corporate names are not correct, the businesses commonly referred to as "Saks," "Nordstrom's," and "Barneys"; and (iii) the successors to and assigns of the persons or entities described in (ii).

  (e) "Confidential Information" means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

  (f) "Disability" means and shall be deemed to have occurred if the Executive has been determined under NMG's long-term disability plan to be eligible for long-term disability benefits. In the absence of the Executive's participation in such plan, "Disability" means that, in the Board's sole judgment, the Executive is unable to perform any of the material duties of her regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

  (g) "Effective Date" means October 6, 2010.

  (h) "Employment Termination Date" means the effective date of termination of the Executive's employment as established under Paragraph 6(h).

  (i) "Good Reason" means any of the following actions if taken without the Executive's prior consent: (i) any material failure by NMG to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by NMG to comply with its obligations under Paragraph 19 (Assumption by Successor); (iii) a material reduction in the Executive's responsibilities or duties as in effect on the Effective Date; (iv) any relocation of the Executive's place of business to a location 50 miles or more from the current location; (v) the reduction in title of the Executive or reporting relationships as Chief Executive Officer of NMG and NMI; (vi) any action or inaction by NMG or NMI or their shareholders that prevents the Executive from serving on the Board or the NMI Board, other than an action or inaction that (A) is required by law, (B) occurs because of a reorganization where the Executive will serve on the board or boards of the entity or entities that that are successors to the business of NMG or NMI, or (C) occurs in connection with the termination of the Executive's employment by NMG for Cause or by Executive without Good Reason; or (vii) a material breach of this Agreement by NMG. In addition to the foregoing, if the Executive experiences a "separation from service" (as determined in accordance with Treasury Regulation Section 1.409A-1(h)) prior to her termination of employment as a result of action taken by NMG without the consent of the Executive, the separation from service shall constitute "Good Reason" hereunder; provided that the Executive delivers a Notice of Termination to NMG within 20 days following such separation from service.

  (j) "Management Equity Incentive Plan" means the Neiman Marcus, Inc. Management Equity Incentive Plan (formerly known as the Newton Acquisition, Inc. Management Equity Incentive Plan), adopted November 29, 2005.

  (k) "Target Bonus" means the target bonus under NMG's annual incentive bonus program(s).

  (l) "Work Product" means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by NMG and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of NMG and/or any of its Affiliates, or any other business or research or development effort in which NMG and/or any of its Affiliates engages during the Executive's employment. Work Product includes any material previously conceived, made, developed or worked on during the Executive's employment with NMG prior to the Effective Date.

  Employment; Prior Agreements. NMG agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.  The employment agreement entered into between the Executive and NMG, effective October 6, 2005 (the "Prior Agreement"), is hereby superseded effective October 6, 2010 and replaced in its entirety by this Agreement without further right or obligation thereunder on the part of either party thereto. The replacement of the Prior Agreement with this Agreement does not cause any right or obligation under the Prior Agreement to arise. The Executive acknowledges and agrees that the terms of the grant of an award pursuant to the Management Equity Incentive Plan shall be governed exclusively by the terms of such plan and award agreement, including, without limitation, the vesting provisions thereof.  Accordingly, except as otherwise provided pursuant to such plan or award agreement, there shall be no acceleration of vesting as a result of a termination of employment for any reason.

  Term. Unless sooner terminated as provided in this Agreement, the term of the Agreement shall commence on the Effective Date and extend until the fourth anniversary thereof (the "Employment Term"), provided that the Employment Term shall automatically be extended for successive one year periods thereafter, unless at least three months prior to the commencement of any such one year period, either party provides written notice to the other (a "Notice of Non-Renewal") that the Employment Term shall not be so extended. The Executive's employment will end upon the expiration of the Employment Term.

  Position and Duties.

    The Executive shall serve as the President and Chief Executive Officer of NMG and NMI. In such capacities, the Executive, subject to the ultimate control and direction of the Board and the Board of Directors of NMI ("NMI Board"), shall have and exercise direct charge of and general supervision over the business and affairs of NMG and NMI. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board and the NMI Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMG and/or NMI. The Executive shall report and be accountable to the Board and the NMI Board. During the Employment Term, the Executive shall serve as a member of the Board and shall be appointed to the NMI Board and any other entity substantially all of whose assets consist of NMG capital stock.

    During the Employment Term, the Executive shall devote her full time, skill, and attention and her best efforts to the business and affairs of NMG and NMI to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.  Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board and the NMI Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious, professional, and civic organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this Paragraph 4(b) do not significantly interfere with the performance and fulfillment of the Executive's duties and responsibilities as an executive of NMG in accordance with this Agreement.

    In connection with the Executive's employment by NMG under this Agreement, the Executive shall be based at the principal executive offices of NMG in Dallas, Texas, except for such reasonable travel as the performance of the Executive's duties in the business of NMG and NMI may require.

    All services that the Executive may render to NMG or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

  Compensation and Related Matters.

    Base Salary. During the Employment Term, NMG shall pay to the Executive for her services under this Agreement an annual base salary. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary." The Base Salary on the Effective Date shall be $1,050,000. The Base Salary will be reviewed annually and is subject to increase at the discretion of the Board. The Base Salary may not be reduced, provided however that the Base Salary may be reduced, without such reduction constituting either a violation of this Agreement or Good Reason, if the reduction is pursuant to action of NMG reducing the annual salaries of all NMG senior executives by substantially equal amounts or substantially equal percentages of such executives' annual salaries. The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

    Annual Incentives. The Executive will participate in NMG's annual incentive bonus program(s) applicable to the Executive's position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board after consultation with the Executive. During each fiscal year, the minimum bonus payable to the Executive if the threshold bonus targets for such year are achieved will be 50% of the Executive's Base Salary for such fiscal year, the Target Bonus will be 100% of Base Salary, and the maximum bonus payable to the Executive will be 200% of Base Salary. The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the Board.

    Long-term Incentives. The Executive will participate in such long-term incentive programs as the NMI Board may determine. Effective as of September 30, 2010, NMI will grant to the Executive a stock option in or substantially in the form of the Stock Option Grant Agreement attached to this Agreement as Exhibit A with an exercise price per share of Common Stock equal to the Fair Market Value of a share of Common Stock as of the date of grant as determined in accordance with the provisions of the NMI Management Equity Incentive Plan. Upon the Executive's written request directed to the Chair of the NMI Board, made on or prior to the second anniversary of the Effective Date, and specifically referencing this Paragraph 5(c), the NMI Board shall consider, without obligation to act, whether to make an additional grant of options to the Executive, taking into account the Executive's performance and the performance of NMG and such other factors as the NMI Board may deem appropriate.

    SERP Participation. During the Employment Term but not after December 31, 2010, the Executive shall continue to accrue benefits under The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (the "SERP"), provided that after the Executive has reached the 25-year maximum set forth in the SERP, she shall be entitled to an additional one year of credit for each full year of service thereafter but not including service after December 31, 2010. In addition, if (i) during the Employment Term, the Executive's employment is terminated by NMG for any reason other than death, Disability, or Cause, (ii) during the Employment Term, the Executive's employment is terminated by the Executive for Good Reason, or (iii) the Executive's employment terminates upon expiration of the Employment Term following the provision by NMG of a Notice of Non-Renewal, and, in any such case, on the date of such termination the Executive has not yet reached age 65, the Executive's SERP benefit shall not be reduced according to the terms of the SERP solely by reason of the Executive's failure to reach age 65 as of the Employment Termination Date. During the Employment Term after December 31, 2010, the Executive shall participate in and accrue benefits under The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan (the "DC SERP"), provided that the amount credited to the account(s) maintained for the Executive under the DC SERP as of the last day of her Employment Term shall not be less than the present value (determined on the basis of the 1984 Unisex Pension Mortality Table and an interest rate of 6%) of the additional benefits the Executive would have accrued under the SERP after December 31, 2010 had the SERP remained in effect through the end of the Employment Term.

    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, including without limitation NMG's life insurance, long-term disability, and health plans. NMG agrees that the employee benefit plans, programs and arrangements that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those benefit plans, programs and arrangements made available immediately prior to the Effective Date. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

    Fringe Benefits. The Executive will be entitled for the Employment Term to the perquisites and other fringe benefits that are made available by NMG to its senior executives generally and to such perquisites and fringe benefits that are made available by NMG to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit. NMG agrees that the perquisites and other fringe benefits that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those perquisites and fringe benefits made available immediately prior to the Effective Date.

    Financial Planning and Advice. The Executive shall be entitled to receive reimbursement for up to $5,000 per each calendar year during the Employment Term for fees and expenses incurred by her for personal financial and tax advice and planning, including without limitation fees and expenses covering services relating to personal financial and tax advice and planning arising from the Executive's compensation and benefits provided pursuant to this Agreement and otherwise by NMG. The Executive shall provide to NMG a request for reimbursement along with a reasonably detailed receipt indicating the nature of the services provided for any such fees and expenses within 30 days of the occurrence of such fees and expenses. Any such reimbursement shall be made as soon as administratively possible, but in any event no later than 30 days following receipt of such request and related receipt. The amount of expenses incurred that are eligible for reimbursement pursuant to this Paragraph 5(g) with respect to any calendar year shall not affect the amount eligible for reimbursement in any other calendar year.

    Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing her duties and responsibilities under this Agreement, consistent with NMG's policies or practices for reimbursement of expenses incurred by other NMG senior executives. In addition, NMG shall pay the Executive an amount equal to $500 per night, up to and not to exceed a total of $15,000 per each calendar year during the Employment Term, in lieu of a hotel room reimbursement when the Executive utilizes her New York apartment in lieu of a hotel room during each trip to New York for NMG or NMI business. Within 30 days of the completion of such business trip, the Executive shall provide to NMG an invoice, or other form of documentation as may be reasonably requested by NMG, seeking such payment. NMG will provide the payment as soon as administratively possible, but in any event no later than 30 days following receipt of such invoice or documentation.  In addition, the Executive shall participate in any NMG policy providing for the reimbursement to employees of liability for any New York State and City taxes, on an after-tax basis, incurred by NMG employees who work principally in states other than New York, subject to the terms and conditions of such policy so long as it is in effect and as it may be amended from time to time.

    Vacations. During the Employment Term, the Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of NMG. The Executive agrees to use her vacation and other paid time off at such times that are (i) consistent with the proper performance of her duties and responsibilities and (ii) mutually convenient for NMG and the Executive.

    Legal Fees. NMG agrees to reimburse the Executive for, or to pay directly on her behalf, the reasonable legal fees and expenses incurred by the Executive in connection with the review, preparation, and negotiation of this Agreement, provided that the Executive supplies NMG with reasonable written documentation with respect to such legal fees and that in no event shall NMG's obligation under this Paragraph 5(j) exceed $50,000. Such payment or reimbursement shall be made in a reasonable time following NMG's receipt of the documentation required by this Paragraph 5(j) and in no event later than March 15, 2011.

    Initial Bonus. Within 30 days following the Executive commencing employment under this Agreement on the Effective Date, NMG will pay to the Executive a one-time bonus in the amount of $50,000.

    Indemnification. The Executive will be entitled to indemnification on the same terms as indemnification is made available by NMG to its other senior executives and directors, whether through NMG's bylaws or otherwise.

  Termination of Employment.

    Death. The Executive's employment shall terminate automatically upon her death.

    Disability. In the event of the Executive's Disability during the Employment Term, NMG may notify the Executive of NMG's termination of the Executive's employment.

    Termination by NMG for Cause. NMG may terminate the Executive's employment for Cause. To exercise its right to terminate the Executive's employment pursuant to clause (i), (ii) or (iii) of the definition of Cause, however, NMG must first provide the Executive with a reasonable period of time to correct the circumstances or events, to the extent that they may reasonably be corrected, that NMG contends give rise to the existence of Cause under such provision. Prior to terminating the Executive's employment for Cause under this Paragraph 6(c), NMG must provide the Executive with a written notice of its intent to terminate her employment for Cause. Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive's employment for Cause. The Executive will be given the opportunity within 30 calendar days of her receipt of such notice to meet with the Board to defend herself with regard to the alleged act or acts or failure(s) to act. If at the conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive's employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 6(g). Upon or after NMG's issuance of the notice of intent to terminate the Executive's employment for Cause, NMG may suspend the Executive with pay pending the Board's decision whether to proceed with the termination.

    Termination by the Executive for Good Reason. The Executive may terminate her employment for Good Reason. To exercise her right to terminate for Good Reason, the Executive must provide written notice to NMG of her belief that Good Reason exists, and that notice shall describe the circumstance believed to constitute Good Reason. If that circumstance may reasonably be remedied, NMG shall have 30 days to effect that remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive's right to terminate her employment for Good Reason must be given no later than 60 days after the later of (i) the first date the Executive knew or should have known that Good Reason existed, and (ii) the end of NMG's 30-day cure period, if applicable; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

    Termination by Either Party Without Cause or Without Good Reason. Either NMG or the Executive may terminate the Executive's employment without Cause or Good Reason upon at least three months' prior written notice to the other party.

    Termination by Reason of Non-Renewal. The Executive's employment will terminate upon the expiration of the Employment Term if either party provides a Notice of Non-Renewal pursuant to Paragraph 3. Such a termination of employment shall not be considered to be a termination under Paragraph 6(e).

    Notice of Termination. Any termination of the Executive's employment by NMG or by the Executive (other than a termination pursuant to Paragraph 6(a) or Paragraph 6(f)) shall be communicated by a Notice of Termination. A "Notice of Termination" is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Disability, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 6(e), or by NMG for any reason, specify the Employment Termination Date. The failure by NMG to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of NMG or preclude NMG from asserting such fact or circumstance in enforcing NMG's rights. The failure of the Executive to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason shall not waive any right of the Executive or preclude the Executive from asserting such fact or circumstance in enforcing her rights.

    Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Executive's employment is terminated by her death, the date of her death; (ii) if the Executive's employment is terminated by NMG because of her Disability or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive's employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given if such Notice of Termination is given by the Executive; or (v) if a Notice of Non-Renewal is provided by either party pursuant to Paragraph 3, upon expiration of the Employment Term.

    Resignation. In the event of termination of the Executive's employment (for any reason other than the death of the Executive), the Executive agrees that if at such time she is a member of the Board or is an officer of NMG or a director or officer of any of its Affiliates, she shall be deemed to have resigned from such position(s) effective on the Employment Termination Date.

  Compensation Upon Termination of Employment.

    Death. If the Executive's employment is terminated by reason of the Executive's death, NMG shall pay to the Executive's estate within 60 days of the Employment Termination Date (i) any unpaid portion of the Executive's Base Salary through the Employment Termination Date and any bonus payable for the preceding fiscal year that has otherwise not already been paid (together, the "Compensation Payment"), provided that the payment of any such bonus may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) any accrued but unused vacation days (the "Vacation Payment"), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the "Reimbursement"), and (iv) an amount of annual incentive pay, as described in Paragraph 5(b), equal to a prorated portion of the Target Bonus amount for the year in which the Employment Termination Date occurs (the "Prorated Bonus").  This Paragraph 7(a) does not limit the entitlement of the Executive's estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive's benefit.

    Disability. If the Executive's employment is terminated by reason of the Executive's Disability, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus. This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by NMG for the Executive's benefit.

    Termination by the Executive Without Good Reason or by Reason of Executive Non-Renewal. If the Executive's employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e) or by reason of the provision of a Notice of Non-Renewal by the Executive, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.

    Termination by NMG for Cause. If the Executive's employment is terminated by NMG for Cause, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.

    Termination Without Cause or With Good Reason or by Reason of NMG Non-Renewal.

      If the Executive's employment is terminated (x) prior to the expiration of the Employment Term by NMG for any reason other than death, Disability, or Cause, or (y) prior to the expiration of the Employment Term by the Executive for Good Reason, or (z) upon expiration of the Employment Term following the provision of a Notice of Non-Renewal by NMG (an "NMG Non-Renewal"), then NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.

      In addition, subject to (x) the occurrence of the conditions in Paragraph 7(e)(i) above and (y) the Executive's execution, within 50 days (or 35 days if the Executive's termination arises on account of the Good Reason circumstance described in the last sentence of Paragraph 1(i)) of the Employment Termination Date, of a release and waiver of claims against NMG and its Affiliates in such form as NMG may reasonably require, and provided that the Executive does not revoke such release and waiver within any revocation period, NMG will:

        pay to the Executive the "Severance Payment," which shall constitute a lump-sum payment equal to: the Prorated Bonus, plus an amount equal to (I) the monthly COBRA premium applicable to the Executive at her Employment Termination Date under the NMG group medical plan if she elected COBRA continuation coverage under such plan based upon the coverage in effect for the Executive under NMG's group medical plan immediately prior to her Employment Termination Date multiplied by eighteen (18) (except such multiple shall instead be twelve (12) in the case of an NMG Non-Renewal) and (II) the monthly premium that would be applicable to the Executive at her Employment Termination Date if she elected coverage as a retiree under NMG's group medical plan for retired employees based on the coverage in effect for the Executive under NMG's group medical plan immediately prior to her Employment Termination Date multiplied by six (6) (except that such multiple shall instead be zero (0) in the case of an NMG Non-Renewal), as a supplement for the cost of post-employment welfare benefits, plus two (2) times (except that such multiple shall instead be one (1) times in the case of an NMG Non-Renewal) the sum of the Base Salary provided for in Paragraph 5(a) and the Target Bonus described in Paragraph 5(b), at the level in effect as of the Employment Termination Date; and

        for a period of two (2) years (except such period shall instead be one (1) year in the case of an NMG Non-Renewal) following the Employment Termination Date, provide the Executive and the Executive's spouse and dependents life insurance coverage at the same benefit level as provided to Executive immediately prior to the Employment Termination Date and at the same cost to the Executive as is generally provided to similarly situated active employees of NMG.  The amount expended for the provision of life insurance during a taxable year of the Executive shall not affect the amount expended for the provision of life insurance in any other taxable year.

      The Severance Payment shall be made (x) in the event the Executive's termination of employment constitutes a "separation from service" under Treasury Regulation Section 1.409A-1(h), on the 65th day following the Employment Termination Date, (y) in the event the Executive does not experience a separation from service until after her termination of employment, on the 65th day following such separation from service, or (z) in the event the Executive experiences a separation from service which constitutes Good Reason under Paragraph 1(i) prior to her termination of employment, on the 65th day following such separation from service.  Notwithstanding the foregoing, if the Executive experiences a separation from service which does not constitute Good Reason under Paragraph 1(i) prior to her termination of employment, then the Severance Payment otherwise due to the Executive shall be forfeited.

      The Executive shall be required to repay the Severance Payment, and the benefits described in Paragraph 7(e)(ii)(B) shall cease if:

        the Executive receives written notice from NMG that, in the reasonable judgment of NMG, the Executive engaged or is engaging in any conduct that violates Paragraph 8 or engaged or is engaging in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; or

        the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against her by any regulatory agency, for actions or omissions related to her employment with NMG or any of its Affiliates, or if NMG reasonably believes that the Executive has committed any act or omission, either during her employment under this Agreement or if related to such employment thereafter, that during her employment would have entitled NMG to terminate her employment for Cause under provisions (i), (ii), (iv), or (vi) of the definition of Cause, and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the Board makes a finding that the Executive has committed such an act or omission.  If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

    No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than NMG or its successor.

    Offset. The Executive agrees that NMG may set off against, and she authorizes NMG to deduct from, any payments due to the Executive, or to her heirs, legal representatives, or successors, as a result of the termination of the Executive's employment any specified amounts which may be due and owing to NMG by the Executive, whether arising under this Agreement or otherwise; provided, however, that no offset is allowed against payments to the Executive which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

  Confidential Information.

    The Executive acknowledges and agrees that (i) NMG is engaged in a highly competitive business; (ii) NMG has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the luxury specialty retail business, her participation in or direction of NMG's day-to-day operations and strategic planning are an integral part of NMG's continued success and goodwill; (v) given her position and responsibilities, she necessarily will be creating Confidential Information that belongs to NMG and enhances NMG's goodwill, and in carrying out her responsibilities she in turn will be relying on NMG's goodwill and the disclosure by NMG to her of Confidential Information; (vi) she will have access to Confidential Information that could be used by any Competitor of NMG in a manner that would irreparably harm NMG's competitive position in the marketplace and dilute its goodwill; and (vii) she necessarily would use or disclose Confidential Information if she were to engage in competition with NMG.

    NMG acknowledges and agrees that the Executive must have and continue to have throughout her employment the benefits and use of its and its Affiliates' goodwill and Confidential Information in order to properly carry out her responsibilities. NMG accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize her to engage in activities that will create new and additional Confidential Information.

    NMG and the Executive thus acknowledge and agree that during the Executive's employment with NMG and upon execution and delivery of this Agreement she (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG and its Affiliates have generated and from the Confidential Information.

    Accordingly, the Executive acknowledges and agrees that at all times during her employment by NMG and/or any of its Affiliates and thereafter:

      all Confidential Information shall remain and be the sole and exclusive property of NMG and/or its Affiliates;

      she will protect and safeguard all Confidential Information;

      she will hold all Confidential Information in the strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, NMG or its Affiliates, to the extent necessary for the proper performance of her responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process;

      if she believes she is compelled by law or valid legal process to disclose or divulge any Confidential Information, she will notify NMG in writing within 24 hours after receipt of legal process or other writing that causes her to form such a belief, or as soon as practicable if she receives less than 24 hours' notice, so that NMG may defend, limit, or otherwise protect its interests against such disclosure;

      at the end of her employment with NMG for any reason or at the request of NMG at any time, she will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

      absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, NMG would require her immediately to return any tangible Confidential Information in her possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

  Noncompetition and Nondisparagement Obligations. In consideration of NMG's promises to provide the Executive with new and additional Confidential Information and to authorize her to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of NMG in this Agreement, the Executive agrees that, while she is employed by NMG and/or any of its Affiliates and for a two-year period following the end of that employment for any reason, she shall not engage in any of the following activities (the "Restricted Activities"):

    She will not directly or indirectly disparage NMG or its Affiliates, any products, services, or operations of NMG or its Affiliates, or any of the former, current, or future officers, directors, or employees of NMG or its Affiliates;

    She will not, whether on her own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for NMG or its Affiliates to leave that employment or cease performing those services;

    She will not, whether on her own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such person's or entity's business from NMG or any of its Affiliates; and

    She will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of NMG or any of its Affiliates, unless (i) she has advised NMG in writing in advance of her desire to undertake such activities and the specific nature of such activities; (ii) NMG has received written assurances (that will be designed, among other things, to protect NMG's and its Affiliates' goodwill, Confidential Information, and other important commercial interests) from the Competitor and the Executive that are, in NMG's sole discretion, adequate to protect its interests; (iii) NMG, in its sole discretion, has approved in writing such association; and (iv) the Executive and the Competitor adhere to such assurances. This restriction (i) extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for NMG or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (ii) with respect to the post-employment restriction, applies to any Competitor that has a retail store within 50 miles of, or in the same Metropolitan Statistical Area as, any retail store of NMG or any of its Affiliates. The Executive shall not be in violation of this Paragraph 9(d) solely as a result of her investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if she and the members of her immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor's benefit or to the detriment of NMG or its Affiliates.

  The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that NMG's promises and undertakings set forth in Paragraph 8, the Executive's position and responsibilities with NMG, and NMG granting to the Executive ownership in NMG in the form of NMG stock, give rise to NMG's interest in restricting the Executive's post-employment activities; that such restrictions are designed to enforce the Executive's promises and undertakings set forth in this Paragraph 9 and her common-law obligations and duties owed to NMG and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG's goodwill, Confidential Information, and other legitimate business interests; that she will immediately notify NMG in writing should she believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that she contends or is advised is applicable (the "Enforceability Notification"); and that absent the promises and representations made by the Executive in this Paragraph 9 and in Paragraph 8, NMG would require her to return any Confidential Information in her possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement. Notwithstanding the foregoing, NMG agrees that the Executive's conduct in providing the Enforceability Notification under this Paragraph 9(d) shall not constitute a waiver of any attorney-client privilege between the Executive and her attorney(s).

  Intellectual Property.

    In consideration of NMG's promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to NMG, shall be the sole and exclusive property of NMG, and is hereby assigned to NMG, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of her employment or her time away from her employment, (ii) the Work Product was made at the suggestion of NMG; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of her employment and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by NMG from the time of creation.

    The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to NMG, all of her right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that NMG is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with NMG during and after her employment with NMG in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by NMG to evidence its ownership thereof throughout the world; and (iii) cooperate with NMG in obtaining, defending and enforcing its rights therein.

    The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity. The Executive further represents that she has no other employment or undertakings that might restrict or impair her performance of this Agreement. The Executive will not in connection with her employment by NMG, use or disclose to NMG any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

  Reformation. If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

  Assistance in Litigation. After the Employment Term and for the life of the Executive, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party.  NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, meals and lodging, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for her time in providing information and assistance in accordance with this Paragraph 12.  The Executive shall provide to NMG a receipt or voucher for any reimbursable expense within 30 days of the occurrence of such expense.  Any such reimbursement shall be made as soon as administratively possible, but in any event no later than 30 days following receipt of such receipt or voucher.  Further, the amount of expenses eligible for reimbursement during the Executive's taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and the right to reimbursement shall not be subject to liquidation or exchanged for another benefit.

  No Obligation to Pay; Section 409A of the Code.

    With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for NMG to fail to make such payment to the Executive if (i) NMG is legally prohibited from making the payment; (ii) NMG would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

    Notwithstanding anything to the contrary contained herein, in the event the Executive is a "specified employee" (as defined below) and is entitled to receive a payment on separation from service that is subject to Code Section 409A, the payment may not be made earlier than six months following the date of the Executive's separation from service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive's estate within 60 days after the date of the Executive's death.  A "specified employee" shall mean an employee who, at any time during the 12-month period ending on the identification date, is a "specified employee" under Code Section 409A, as determined by the Board.  The determination of "specified employees," including the number and identity of persons considered "specified employees" and the identification date, shall be made by the Board in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.

    Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A and all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A, and in the event of future legislative or regulatory changes to, or official guidance regarding, the requirements imposed by Code Section 409A, NMG, NMI and the Executive agree to cooperate by negotiating in good faith regarding possible future revisions to this Agreement (without obligation on the part of any party to agree to any such revisions) that they may determine are necessary in order that this Agreement will continue to satisfy the requirements of, and the compensation payable hereunder will thereby not be subject to the taxes imposed by, Code Section 409A; provided, however, that no person connected with NMG or NMI in any capacity, including but not limited to any Affiliate of NMG or NMI, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any particular tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to or be available to Executive. Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  All references to "separation from service" contained in this Agreement shall mean "separation from service" as determined in accordance with Treasury Regulation Section 1.409A-1(h).

  Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, NMG's obligations under Paragraphs 5(j), and 7, and the Executive's obligations under Paragraphs 8, 9, 10 and 12, will survive the expiration or termination of the Executive's employment.

  Withholding Taxes. NMG shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

  Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

      If to NMG, at:

      The Neiman Marcus Group, Inc.
      Attn: General Counsel
      1618 Main Street
      Dallas, TX 75201

      If to NMI, at:

      Neiman Marcus, Inc.
      Attn: General Counsel
      1618 Main Street
      Dallas, TX 75201

      If to the Executive, at the Executive's then-current home address on file with NMG.

  Injunctive Relief. The Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to NMG at law or equity.

  Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of her rights or obligations herein. NMG is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of NMG. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

  Assumption by Successor. NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place. If NMG fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 7(d) shall be the sole remedy of the Executive for any failure by NMG to obtain such agreement. As used in this Agreement, "NMG" shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this Paragraph 19 or that otherwise becomes obligated under this Agreement by operation of law.

  Governing Law. This Agreement and the employment of the Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws.

  Dispute Resolution: Arbitration; Jury-Trial Waiver.

    All disputes arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

    Notwithstanding the foregoing, NMG and its Affiliates may seek such injunctive or other legal or equitable relief to which it may be entitled in any state or federal court of competent jurisdiction to enforce its rights under Paragraphs 7(e), 8, 9, 10 or 12 of this Agreement.

    Alternative Waiver of Jury Trial: The parties agree that in the event the agreement to arbitrate contained in this Paragraph 21 is determined to be unenforceable, any dispute between the parties that otherwise would be subject to arbitration shall be heard by a court sitting without a jury, and the parties mutually waive any right they may have to a jury determination of any issue in such dispute.

  Costs of Proceedings. NMG shall pay all costs and expenses (including legal fees) incurred by the Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement. The Executive shall provide to NMG a receipt or voucher for any cost or expense reimbursable under this Paragraph 22 within 30 days of the occurrence of such cost or expense. NMG shall provide the reimbursement required under this Paragraph 22 within 30 days following the Executive's submission of such receipt or voucher. Notwithstanding the foregoing, if the Executive instituted the proceeding and the arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall reimburse NMG for all costs and expenses of the Executive previously paid by NMG pursuant to this Paragraph 22. Further, the amount of expenses eligible for payment or reimbursement by NMG during the Executive's taxable year shall not affect the expenses eligible for payment or reimbursement in any other taxable year, and the right to reimbursement shall not be subject to liquidation or exchanged for another benefit.

  Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all other prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement.

  Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of NMG to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or her rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

  Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

  Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

  Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

  Section 162(m). The parties hereto recognize that NMG is not currently subject to Section 162(m) of the Code but that it may become subject to said section during the term of this Agreement.  In such event, NMG retains the right to amend the provisions of this Agreement that impact, relate to or reference NMG's annual bonus program if NMG determines that such an amendment would be necessary or appropriate to ensure that any performance-based compensation payable under a new bonus plan satisfies the requirements for exemption under Section 162(m) of the Code, provided, however, that any such amendment provides the Executive at least the same economic benefit under this Agreement as she had prior to the amendment.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, NMG and NMI have caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the Effective Date.
Karen Katz

/s/ Karen Katz

Dated: April 26, 2010

Neiman Marcus, Inc.

/s/ Nelson A. Bangs

Title: Senior Vice President

Dated: April 26, 2010

The Neiman Marcus Group, Inc.

/s/ Nelson A. Bangs

Title: Senior Vice President

Dated: April 26, 2010

Exhibit A

STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)

     THIS AGREEMENT, made as of this ___ day of ___________________ between Neiman Marcus, Inc. (the "Company") and Karen Katz (the "Participant").

     WHEREAS, the Company has adopted and maintains the Neiman Marcus, Inc. Management Equity Incentive Plan (the "Plan") to promote the interests of the Company and its Affiliates and stockholders by providing the Company's key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

     WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1.     Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the "Option") with respect to 4,300 shares of Common Stock of the Company. 100% of the Option will be a Fair Value Option.

     2.     Grant Date. The Grant Date of the Option hereby granted is [September 30, 2010].

     3.     Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

     4.     Exercise Price. The exercise price of each share of Common Stock underlying the Option hereby granted is $_____.

     5.     Vesting. The Option shall become vested and exercisable as follows: twenty-five percent of the shares of Common Stock underlying such Option shall vest and become exercisable on the first anniversary of the Grant Date and the remaining portion of the Option shall vest and become exercisable in thirty-six equal monthly installments over the thirty-six (36) months following the first anniversary of the Grant Date, beginning on the one-month anniversary of such first anniversary, until 100% of the Option is fully vested and exercisable thereafter, provided that the Participant is still employed by the Company on each such anniversary.

     6.     Method of Exercise. Pursuant to and consistent with Section 4.10 of the Plan which provides that in certain stated circumstances or as otherwise provided in a Stock Option Grant Agreement, the Participant shall be allowed to exercise all or any portion of her then-exercisable Option through net-physical settlement to satisfy both the exercise price and applicable withholding taxes (at the minimum statutory withholding rate), Participant shall be allowed to employ such net-physical settlement in all cases and at any time (other than following a termination of the Participant's Employment for Cause) for all or any portion of her then-exercisable Option, subject however to the further requirements of Section 4.10 of the Plan regarding the determination by the Company's Chief Financial Officer as to the absence of less favorable accounting consequences for the Company than if the exercise price were paid in cash.

     7.     Expiration Date. Subject to the provisions of the Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Participant's Employment is terminated for any reason, and with respect to any Option or any portion thereof which has become vested and exercisable, the Option shall expire on the earlier of: (i) 90 days after the Participant's termination of Employment other than for Retirement, Cause, death or Disability; (ii) one year after termination of the Participant's Employment by reason of Retirement, death or Disability; (iii) the commencement of business on the date the Participant's Employment is, or is deemed to have been, terminated for Cause; or (iv) the seventh anniversary of the Grant Date.

     8.     Certain Rights on a Change of Control.  If (a) a Change of Control occurs, (b) the surviving corporation following such Change of Control is an entity for whose stock there is no Public Market, (c) the surviving corporation assumes the Participant's outstanding Options in connection with such Change of Control and such Options convert into options to purchase common stock or other equity interests of the surviving corporation (the "Assumed Options") and (d) the Participant thereafter experiences a Qualifying Termination at any time prior to the occurrence of an Initial Public Offering of the surviving corporation, the Participant will be entitled to sell to the Company or such surviving corporation, within ninety (90) days of such Qualifying Termination, all or any portion of the Assumed Options that the Participant had not exercised at the time of such sale and elects to sell to the Company or such surviving corporation (the "Eligible Assumed Options"), and the Company or such surviving corporation will be obligated to purchase from the Participant, in full satisfaction of the Participant's rights with respect to such Eligible Assumed Options, all such Eligible Assumed Options, for a price equal to the aggregate fair market value, as determined in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv), of the shares of common stock or other equity interests underlying such Eligible Assumed Options, minus the aggregate exercise price of such Eligible Assumed Options that such Participant would have been required to pay in order to exercise such Eligible Assumed Options.

     9.     Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company's forbearance or failure to take action. It is intended that the Option be exempt from Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

     10.     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or acquiescence in, any such breach or default, or any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

     11.     Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant's Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the employment and termination of employment of the Participant. All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Stockholders' Agreement.

     12.     Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     13.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     14.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

     15.     Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Stockholders' Agreement and the Participant hereby agrees to be bound thereby.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on her own behalf, thereby representing that she has carefully read and understands this Agreement, the Plan and the Management Stockholders' Agreement as of the day and year first written above.

NEIMAN MARCUS, INC.

By:

Title:	Senior Vice President

Karen Katz